Exhibit 99.1

EDITORIAL CONTACT:

Amy Flores
+1 408 345 8194
amy_flores@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com

Agilent Technologies Appoints Ron Nersesian Executive Vice President and Chief Operating Officer; Guy Séné to Head Electronic Measurement Group

SANTA CLARA, Calif., Nov. 17, 2011 — Agilent Technologies Inc. (NYSE: A) today announced that Ron Nersesian has been appointed executive vice president and chief operating officer, effective immediately. Nersesian has been president of Agilent’s largest business, the Electronic Measurement Group (EMG), since 2009.

Nersesian, 52, will have day-to-day responsibility for Agilent’s three businesses, Electronic Measurement, Chemical Analysis and Life Sciences, with the presidents of those businesses reporting to him. Nersesian will continue to report to William (Bill) Sullivan, president and chief executive officer.

Guy Séné, 56, who has been vice president of the Microwave and Communications Division (MCD) since 2009, will replace Nersesian as EMG president.

Nersesian first joined Hewlett-Packard, Agilent’s predecessor company, in 1984. Since then he has served in various management positions, including vice president of the Wireless Business Unit, before being named EMG president.

Nersesian holds a bachelor’s degree in electrical engineering from Lehigh University and an MBA from New York University’s Stern School of Business.

“Ron has done a superb job of leading Agilent’s electronic measurement business,” said Sullivan. “He was responsible for a complete transformation of EMG, resulting in outstanding profitable growth in current as well as emerging markets.”

Sullivan said, “Ron’s appointment as COO is an opportunity for Agilent to leverage the skills of an executive with an exceptional record of business growth, cost improvements and superior return on invested capital even during difficult economic times.”

“Ron has also built an excellent leadership team, from which we have named the next president of EMG,” he added.

Séné has been vice president and general manager of MCD since 2009. He has been with the company since 1976, holding a variety of leadership sales and marketing positions throughout the world, including in Europe and Asia.

Séné holds a diploma in electronic engineering and an MBA from the Institut d’Administration des Entreprises de Paris and an Executive MBA from the University of Michigan’s Ross School of Business.

“Guy’s leadership of MCD and in EMG’s international operations has been consistently marked by outstanding growth and attention to building customer solutions,” said Sullivan. “I am confident that his capabilities are well matched to continuing the momentum in EMG.”

About Agilent Technologies

Agilent Technologies (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 18,700 employees serve customers in more than 100 countries. Agilent had net revenues of $6.6 billion in fiscal 2011. Information about Agilent is available at www.agilent.com.

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